Exhibit 99.1
QUESTIONS AND ANSWERS
On September 2, 2009, Life Technologies Corporation, a Delaware corporation (the “Company”), announced, via a company press release and conference call, that it had entered into a definitive agreement to sell its ownership stake in its mass spectrometry business, operated as a joint venture, to Danaher Corporation, for $450 million. A replay of this conference call will be available on the Investor Relations section of the Company website for a period of one week from September 3, 2009.
The Company also provided additional answers to certain follow up questions from the conference call by way of this Question and Answer document which has been posted on the Investor Relations section of the Company website.
Q: How much of the mass spec systems revenue in the Corporate and Other division (currently included in Life Technologies Total Revenue line) will be included in the divestiture?
A: Approximately half of the Corporate and Other revenue is included in the purchase agreement with Danaher. The Corporate and Other revenue is approximately $7M per quarter.
Q: What are the margins associated with this revenue?
A: Overall, the gross margins associated with this revenue are lower than the Company’s average gross margin. The Company expects the elimination of this revenue to have an immaterial effect on net income.
Q: Will there be any additional expense associated with accelerated amortization of loan origination fees when further debt repayments are made? If so, what is a good approximation of this expense?
A: Included in the interest expense each quarter is an amount associated with debt issuance cost amortization related to Term Loan A and Term Loan B. When the Company makes accelerated debt repayments over and above the mandatory debt repayment amounts for each loan, the amortization of these loan issuance costs must also be accelerated. The approximate expense of this is $3 — $4M of accelerated amortization expense for every $100M of debt repayment that is over and above the mandatory level. The exact amount will vary depending on which Term Loan the repayment goes towards and the timing of such repayment.
Q: Is the company’s stated goal of 2x — 2.5x Debt:EBITDA calculated using gross or net debt?
A: Gross debt.
Q: How much debt has the Company repaid year to date? What is the Company’s expectation for debt repayment in the 2nd half of the year?
A: Through July 31, 2009, the Company has repaid approximately $240M of debt, which includes $40M of mandatory payments and $200M of accelerated payments. The Company expects to make additional repayments with a portion of the free cash flow generated in the remainder of the year. In addition, the Company plans to use the net proceeds from the mass spec joint venture divestiture, approximately $290 million, towards debt repayment, although the exact timing is contingent upon timing of the closing of the transaction with Danaher and receipt of cash.
Q: Does the mass spec divestiture change your expectations of the impact to the Company from the U.S. Stimulus package or ARRA?
A. The Company still expects that the benefit of the U.S. stimulus package will be greater than $100M of revenue over the coming 24 months. The company anticipates a minimal amount of benefit in the fourth quarter and the majority to occur in 2010. The divestiture of the mass spec joint venture does not change this estimate.